                                  EXHIBIT 11

                            MICRON TECHNOLOGY, INC.

                       Computation of Per Share Earnings
                (Amounts in millions except for per share data)



                                          November 27,  November 28,
Quarter Ended                                1997           1996
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

PRIMARY

  Weighted average shares outstanding        211.5          209.1
  Net effect of dilutive stock options         4.4            4.9
                                            ------         ------
  Total shares                               215.9          214.0
                                            ======         ======

  Net income                                $  9.6         $ 20.6
                                            ======         ======

  Primary earnings per share                $ 0.04         $ 0.10
                                            ======         ======


FULLY DILUTED

  Weighted average shares outstanding        211.5          209.1
  Net effect of dilutive stock options         4.4            5.4
                                            ------         ------
  Total shares                               215.9          214.5
                                            ======         ======

  Net income                                $  9.6         $ 20.6
                                            ======         ======

  Fully diluted earnings per share          $ 0.04         $ 0.10
                                            ======         ======




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